Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Applied Materials, Inc. of our report dated November 22, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Varian Semiconductor Equipment Associates, Inc’s Annual Report on Form 10-K for the year ended October 1, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 1, 2011